Exhibit 10.19

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”), is made and entered into on the 5th day of December 2016 (the “Effective Date”), by and among e.l.f. Cosmetics, Inc. (together with its successor, the “Company”), e.l.f. Beauty, Inc., the owner of all of the outstanding capital stock of the Company (together with its successor, “Holdings”), and Erin Daley (“Executive”).  This Agreement amends and restates in its entirety that certain Employment Agreement (the “Prior Agreement”) by and among the Company, Holdings and Executive dated as of February 3, 2014 (“Prior Agreement Effective Date”) and that certain Amended and Restated Employment Agreement by and among the Company, Holdings and Executive dated as of September 7, 2016.

WHEREAS, the Company desires to assure itself of the continued services of Executive on the terms and conditions contained herein; and

WHEREAS, Executive desires to continue to be employed by and render services to the Company upon and subject to the terms, conditions and other provisions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree as follows:

1.DEFINITIONS

The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

“Board of Directors” means the Board of Directors of Holdings.

“Cause” means (i) a breach by Executive of Executive’s obligations under Section 2.2 (other than as a result of physical or mental incapacity) which constitutes material nonperformance by Executive of her obligations and duties thereunder, which Executive has failed to remedy after the Board of Directors has given Executive written notice of, and at least fifteen (15) days to remedy, such breach, (ii) commission by Executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company (other than acts, such as making personal use of Company office supplies, as have only a de minimis effect on the Company), (iii) a material breach by Executive of Section 6 of this Agreement, (iv) Executive’s conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, (v) the failure of Executive to carry out, or comply with, in any material respect, any lawful directive of the Board of Directors (other than any such failure resulting from Executive’s physical or mental incapacity) which Executive has failed to remedy after the Board of Directors has given Executive written notice of, and at least fifteen (15) days to remedy, such failure, or (vi) Executive’s unlawful use (including being under the influence) or possession of illegal drugs.  For purposes of the previous sentence, no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

“Disability” means Executive’s inability to perform, with or without reasonable accommodation, the essential functions of her position hereunder for a period of one hundred eighty (180) consecutive days due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by Executive; provided, however, if the opinion of the Company’s physician and Executive’s physician conflict, the Company’s physician and Executive’s physician shall together agree upon a third physician, whose opinion shall be binding; provided, however, that Executive shall not be considered to have a Disability unless it is also treated as a disability under the Company’s long-term disability policy.

“Good Reason” means: (i) a material default in the performance of the Company’s obligations under this Agreement; (ii) a significant diminution of Executive’s responsibilities, duties or authority as Senior Vice President – Innovation and Corporate Strategy , or a material diminution of Executive’s base compensation, unless such diminution is mutually agreed between Executive and the Company; or (iii) the relocation of Executive’s principal office, without her consent, to a location that is in excess of fifty (50) miles from San Francisco (it being understood and agreed that Executive’s travel for business purposes shall not be considered such a relocation); provided, however, that Executive’s termination will not be for Good Reason unless (x) Executive has given the Company at least thirty (30) days prior written notice of her intent to terminate her employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason and be given within ninety (90) days of the initial occurrence thereof, (y) the Company has not remedied such facts and circumstances constituting Good Reason within thirty (30) days following the receipt of such notice, and (z) Executive terminates employment within six (6) months following the expiration of such thirty (30)-day cure period.

“Notice of Termination” means a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iii) specifies a Termination Date, except in the case of the Company’s termination of Executive’s employment for Cause, for which the Termination Date may be the date of the notice; provided, however, that Executive has been provided with any applicable cure period, and (iv) is given in the manner specified in Section 7.2 hereof.  With the exception of termination of Executive’s employment due to Executive’s death, any purported termination of Executive’s employment by the Company for any reason, including without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written “Notice of Termination” to the other party.  The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, shall not waive any right of the Company or Executive under this Agreement or preclude the Company or Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights under this Agreement.

“Termination Date” means (i) if Executive’s employment is terminated for Cause or Disability, the date specified in the Notice of Termination, (ii) in the case of termination of employment due to death, the date of Executive’s death, (iii) if either party elects not to extend the Term of this Agreement pursuant to Section 2.1, the close of business on the day immediately preceding the next scheduled Extension Date, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

2.EMPLOYMENT

2.1Agreement and Term.  The Company hereby agrees to continue to employ Executive as an employee of the Company, and Executive hereby agrees to continue to render services to the Company, on the terms and conditions set forth in this Agreement.  Unless terminated earlier as set forth herein, the term of employment under this Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary of the Prior Agreement Effective Date (the “Term”); provided, however, that commencing on the fifth (5th) anniversary of the Prior Agreement Effective Date and on each anniversary thereafter (each an “Extension Date”), the Term shall be automatically extended for an additional one (1) year period, unless either party gives written notice that the Term shall not be so extended at least sixty (60) days prior to the next Extension Date.

2.2Position and Duties.  Except as otherwise provided in this Agreement, during the Term of this Agreement, Executive shall continue to serve as Senior Vice President – Innovation and Corporate Strategy and report directly to the Chief Executive Officer. Executive shall perform duties, undertake the responsibilities, and exercise the authorities customarily performed, undertaken and exercised by persons situated in a similar capacity at a similar company.  Executive shall carry out her duties and responsibilities at all times in compliance with the Company’s Manual of Corporate Authorities, as in effect from time to time, and in compliance with any other policies promulgated from time to time by the Company.  Executive shall also perform such other duties, commensurate with her position, as reasonably requested by the Board of Directors.  During the Term of this Agreement, Executive shall use her best efforts to serve the Company faithfully, diligently and competently and to the best of her ability, and to devote her full time business hours, energy, ability, attention and skill to the business of the Company; provided, however, that the foregoing is not intended to preclude Executive from noncompetitive activities, conducted outside normal business hours permitted under Section 2.3 hereof.

2.3Outside Activities.  It shall not be a violation of this Agreement for Executive to (i) deliver lectures or fulfill speaking engagements; (ii) manage personal investments; or (iii) subject to the prior consent of the Board of Directors (which consent shall not be unreasonably withheld), serve on industry trade, civic, or charitable boards or committees or on for-profit corporate boards of directors and advisory committees, as long as the activities set forth in (i) – (iii) (taken together or separately) do not materially interfere with the performance of Executive’s duties hereunder and are not in conflict or competitive with, or adverse to, the Company.  Executive shall not, however, under any circumstances, provide services or advice in any capacity whatsoever for, or on behalf of, any entity that competes with, or is competitive with, the Company.

2.4Location.  During the Term, Executive shall continue to be based in the San Francisco Bay Area.

3.COMPENSATION AND BENEFITS

3.1Salary.  The Company shall compensate and pay Executive for her services at a rate equivalent to $275,000 per year, less payroll deductions and all required tax withholdings (“Base Salary”), which salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives, but no less frequently than monthly.

3.2Bonus.  During the Term of this Agreement, Executive shall have the opportunity to earn annual performance bonuses based on performance criteria to be established by the Board of Directors after consultation with Executive.  For fiscal year 2016, Executive shall be eligible to receive a target cash bonus of 30% of her base salary stated in the Amended and Restated Employment Agreement based upon the attainment of performance objectives established by the Board of Directors after consultation with Executive.  Commencing in fiscal year 2017, Executive shall be eligible to receive a target cash bonus of 30% of her Base Salary (stated above) based upon the attainment of performance objectives established by the Board of Directors after consultation with Executive.  Unless set forth otherwise herein, Executive must be actively employed with the Company through the end of the applicable fiscal year in order to receive any annual bonus payout pursuant to this subsection.  Any bonus payable hereunder in respect of a fiscal year shall be paid at the same time annual bonuses are paid to other senior executives of the Company in respect of such fiscal year; but in any event within the fiscal year following the fiscal year of performance.

3.3Employee Benefits.  During the Term of this Agreement, to the extent eligible under the applicable plans or programs, Executive shall be entitled to participate in the employee benefits plans and programs made available to executive level employees of the Company generally, such as health, medical, dental and other insurance coverage and group retirement plans.  The terms and conditions of Executive’s participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be modified by the Company from time to time.  Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program.

3.4Paid Leave.  Executive shall be entitled to four (4) weeks of paid time off each year, subject an annual accrual cap of thirty (30) days.  Executive shall also be entitled to all paid holidays to which executive level employees of the Company are entitled.  Accrued unused paid time off shall be paid in the event of a termination of employment.

4.EXPENSES

4.1Expenses. The Company shall reimburse Executive or otherwise provide for or pay for reasonable out-of-pocket expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, travel and entertainment expenses commensurate with her duties hereunder (including attendance at industry conferences), subject to the Company’s policies as periodically reviewed by the Board of Directors and in effect from time to time, including without limitation such reasonable documentation and other limitations as may be established or required by the Company.

5.TERMINATION

5.1Termination Due to Death or Disability.  If Executive’s employment is terminated by reason of Executive’s death or Disability, Executive or her estate shall be entitled to receive: (a) Executive’s accrued Base Salary through the Termination Date; (b) an amount for reimbursement, paid within sixty (60) days following submission by Executive (or if applicable, Executive’s estate) to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred prior to the Termination Date by Executive pursuant to Section 4 and in accordance with Company policy; (c) any accrued and unpaid paid time off , paid within sixty (60) days of the Termination Date; and (d) such employee benefits, if any, to which Executive (or, if applicable, Executive’s estate) or her dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (a) through (d) hereof being referred to as the “Accrued Rights”).  In addition, Executive or her estate shall be entitled to receive (x) in a lump sum in cash within two and one-half (2 ½) months after the Termination Date (or such earlier date as required by applicable law), the amount of any annual bonus earned for any previously completed fiscal year in accordance with Section 3.2 that has not been paid (the “Accrued Bonus”).

5.2Termination by Executive without Good Reason and other than Disability or Death.  In the event Executive terminates her employment for any reason other than Good Reason, Disability or death, Executive shall be entitled to receive the Accrued Rights, but following the Termination Date, Executive shall have no further rights to any other compensation or benefits under this Agreement, including without limitation any severance or continuation of benefits or otherwise.

5.3Termination by the Company for Cause. In the event the Company terminates her employment for Cause, Executive shall be entitled to receive the Accrued Rights, but following the Termination Date, Executive shall have no further rights to any other compensation or benefits under this Agreement, including without limitation any severance or continuation of benefits or otherwise.

5.4Termination by the Company Other Than for Death, Disability or Cause or by Executive for Good Reason.  If Executive’s employment is terminated by the Company prior to the end of the Term for reasons other than death, Disability or Cause, or by Executive prior to the end of the Term for Good Reason, Executive shall be entitled to receive (a) an amount equal to six weeks of Base Salary; (b) the Accrued Bonus; and (c) the Accrued Rights; provided that the payment described in clause (a) shall be subject to Executive’s continued compliance with the provisions of Section 6 and of the release delivered under Section 5.9.

5.5Termination by Mutual Consent.  Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the course of this Agreement the parties by mutual consent decide to terminate Executive’s employment, they may do so by separate agreement setting forth the terms and conditions of such termination.

5.6Termination by Non-Extension of Term.  Notwithstanding anything herein to the contrary, in the event either party elects not to extend the Term of this Agreement pursuant to Section 2.1 hereto, Executive’s employment with the Company hereunder shall automatically terminate upon expiration of the Term of this Agreement on the Termination Date.  In the event of such non-extension of the Term, unless Executive’s employment is earlier terminated otherwise pursuant to Section 5 hereof, Executive shall be entitled to receive the Accrued Rights and the Accrued Bonus.  Following the Termination Date, Executive shall have no further rights to any other compensation or benefits under this Agreement, including without limitation any severance or continuation of benefits or otherwise.

5.7Payment of Severance.  Subject to Section 7.13, any severance payments pursuant to Section 5.4(a) hereof shall be paid within ten (10) days of the expiration of the revocation period set forth in a duly executed release delivered by Executive per the terms of Section 5.8 hereof.

5.8Release of Claims; Offsets.  As a condition to the receipt of any payments of benefits described hereunder subsequent to the termination of the employment of Executive (other than Accrued Rights), Executive shall be required to execute, and not subsequently revoke, within sixty (60) days following the termination of her employment a release in a form reasonably acceptable to the Company of all claims arising out of her employment or the termination thereof.  Subject to the limitations of applicable wage laws, the Company’s obligations to pay the severance benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or any of its affiliates, except to the extent that the severance benefits constitute “nonqualified deferred compensation” for purposes of Section 409A (as defined in Section 7.13) and such offset would result in the imposition of tax or other adverse tax consequences under Section 409A.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

5.9Cooperation with Company after Termination of Employment.  Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of her pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.  The Company shall reasonably compensate Executive for services rendered pursuant to this Section 5.9 at a rate to be determined by the parties.  In addition, the Company shall reimburse Executive for any reasonable out-of-pocket expenses she incurs in performing any work on behalf of the Company following the termination of her employment.

6.NON-SOLICITATION & NON-COMPETITION

6.1Non-Compete.  Executive agrees that during the Term and for one year following the Termination Date (the “Restricted Period”), Executive shall not, anywhere in the areas where the Company conducts business during the Term (the “Restricted Territory”), directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be an officer or an employee of any business or organization that, directly or indirectly, develops, processes, packages, markets, promotes or sells color cosmetics or related services in the Restricted Territories (each, a “Restricted Business”).  The foregoing shall not restrict Executive from (a) owning up to five percent (5%) of any class of securities of any person engaged in a Restricted Business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, as long as such securities are held solely as a passive investment and not with a view to influencing, controlling or directing the affairs of such person), or (b) following Executive’s termination of employment, being an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or acting in another capacity of or for (i) a business that principally sells retail goods (such as Wal‑Mart) for which sales of products manufactured by a Restricted Business generate less than ten percent (10%) of its revenue or (ii) a business entity that has multiple lines of business, some of which are not a Restricted Business, so long as Executive’s services for such entity are restricted so that she will provide no services or other assistance in support of, and will not otherwise be involved with, any Restricted Business conducted by such entity (except that Executive shall be permitted to serve in a management capacity with responsibility for multiple product lines so long as such responsibility does not cover product lines for which more than 10% of the collective revenues are generated by a Restricted Business).

6.2Non-Solicitation.  Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, for herself or on behalf of or in conjunction with any other person, (i) hire or attempt to hire any person that is an employee of the Company or was within six (6) months prior to the Termination Date; provided, however, this Section 6.2 (including clause (ii) below) shall not be breached by a solicitation to the general public or through general advertising, and Executive may solicit for employment any person who at the Termination Date had not been an employee of the Company at any time within six (6) months preceding such date or whose employment with the Company had terminated more than six months prior to Executive’s solicitation of such person or (ii) solicit, advise or encourage any person, firm, government agency or corporation to withdraw, curtail or cancel its business with the Company.

6.3Non-Disparagement.  During the Term and thereafter, Executive agrees that she will not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company, its products or services, or any of its present or former officers, directors, stockholders or employees (or any of their respective Affiliates), and the Company shall instruct its Board and executives not to disparage Executive orally or in writing at any time; provided that either party may confer in confidence with its legal representatives and make truthful statements as required by law.

6.4Reasonable Limitation and Severability.  The parties agree that the above restrictions on competition are (i) reasonable given Executive’s role with the Company, and are necessary to protect the interests of the Company and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition.  Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 6 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended.

6.5Confidential Information.  Executive acknowledges and agrees that the customers, business connections, customer lists, procedures, operations, techniques and other aspects of and information about the business of the Company (the “Confidential Information”) are established at great expense and protected as confidential information and provide the Company with a substantial competitive advantage in conducting its business.  Executive further acknowledges and agrees that by virtue of her employment with the Company, she has had access to and will have access to, and has been entrusted with and will be entrusted with Confidential Information, and that the Company would suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company.  Therefore, Executive agrees that during the Term and at all times thereafter, she will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent (i) that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions, (ii) authorized in writing by the Board of Directors or compelled by legal process (provided that Executive provides the Company with advance notice adequate to afford the Company reasonable opportunity to limit or prevent such disclosure), or (iii) use or disclosure is to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of her duties as an employee or director of the Company.  Executive shall deliver to the Company at the termination of the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or Work Product (as defined below)  which she may then possess or have under her control, provided that Executive shall be entitled to retain her telephone, address and other contact directories subject to compliance with Sections 6.1 through 6.3.  Executive acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business and that are conceived, developed or made by Executive while employed by the Company and during work hours or by the use of the facilities or Confidential Information of the Company (“Work Product”) belong to the Company.

7.GENERAL PROVISIONS

7.1Assignment.  The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, and in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto.  Such assignment will not release the Company from any payment obligations hereunder.  Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.2Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	TPG Growth
345 California Street, Suite 3300
San Francisco, California 94104
Attn: Shamik Patel
Email: spatel@tpg.com

To Executive:	Erin Daley
239 Chenery Street
San Francisco, CA 94131
Email: erin_daley@yahoo.com

7.3Amendment and Waiver.  No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto.

7.4Non-Waiver of Breach.  No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

7.5Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

7.6Governing Law.  To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of California.

7.7Arbitration.

(a)Except with respect to disputes and claims under Section 6 (which the parties hereto may pursue in any court of competent jurisdiction as specified herein and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration, pursuant to the procedures set forth in the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) as adopted and effective as of June 1, 1997 or such later version as may then be in effect) (the “AAA Rules”), shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of Executive by the Company (including any Claim regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.

(b)The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in Oakland, California and (iii) each party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto; provided, however, that the arbitrator shall, in the award, allocate all such costs and expenses against the party who did not prevail.

(c)In addition, the parties hereto agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the parties hereto), (ii) the arbitrator shall have no greater authority to award any relief than a court having proper jurisdiction and (iii) the arbitrator shall have no authority to commit an Error of Law (as defined below) in its decision, judgment, ruling, finding, award or other determination, and on appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination, a court having proper jurisdiction may vacate any such decision, judgment, ruling, finding, award or other determination to the extent containing an Error of Law.  For purposes of this Agreement, an “Error of Law” means any decision, judgment, ruling, finding, award or other determination that is inconsistent with the laws governing this Agreement pursuant to Section 7.6.  Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the parties subject to Section 7.7(d), and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal if permitted by the court.

(d)In the event that any party or such party’s affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.7.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of the other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as the other party shall designate.  Notwithstanding anything in this Section 7.7 to the contrary, the parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing party’s acts or omissions or the acts or omissions of such party’s affiliates, associates or representatives.  The parties agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 7.7, the decision, judgment, ruling, finding, award or other determination of any arbitration under the

AAA Rules shall be final, conclusive and binding on all of the parties hereto; provided, however, nothing in this Section 7.7 shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

7.8Entire Agreement.  This Agreement contains all of the terms agreed upon by the Company, Holdings and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, including without limitation, the Prior Agreement and the Amended and Restated Employment Agreement, and all such prior agreements, arrangements and communications are hereby canceled and terminated.  To the extent there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any prior employment or consulting agreement, including, without limitation, the Prior Agreement and the Amended and Restated Employment Agreement, the terms and conditions of this Agreement shall control.

7.9Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company with which the Company may merge or consolidate.

7.10Headings.  Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

7.11Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

7.12Specific Enforcement; Remedies.  The provisions of Section 6 of this Agreement are to be specifically enforced if not performed according to their terms.  Without limiting the generality of the foregoing, the parties acknowledge that the Company would be irreparably damaged and there would be no adequate remedy at law for Executive’s breach of Section 6 of this Agreement and further acknowledge that the Company may seek entry of a temporary restraining order or preliminary injunction, in addition to any other remedies available at law or in equity, to enforce the provisions thereof, without the Company being required to post a bond or other security therefor.  In addition, in the event of a material violation by Executive of the provisions of Section 6, any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to Executive shall be immediately repaid to the Company.

7.13Taxes & IRC Section 409A Matters.  The Company may withhold from any payment hereunder such state, federal or local income, employment or other taxes and other legally mandated withholdings as it reasonably deems appropriate.  The Company makes no representation about the tax treatment or impact of any payment(s) hereunder.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything herein to the contrary: (i) if at the time of

Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A.  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year, or be subject to liquidation or exchange for another benefit.  Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to Section 409A.

7.14Survival.  Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, in addition to the provisions of Sections 6 and 7 of this Agreement, shall survive the termination of this Agreement.

7.15Indemnification and Insurance.  The Company shall indemnify Executive to the full extent provided for in its corporate Bylaws and to the maximum extent that the Company indemnifies any of its other directors and senior executive officers, and she will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges, liabilities and expenses incurred or sustained by her in connection with any action, suit or proceeding to which she may be made a party by reason of her being or having been a director, officer or employee of the Company or any of its affiliates or her serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 7.15)).  The Company will enter into an indemnification agreement with Executive in the standard form that it has or will adopt for the benefit of its other directors and senior executive officers.  The provisions of this Section 7.15 shall survive any termination of Executive’s employment or any termination of this Agreement.

7.16Section 280G.  In the event that it shall be determined that any payment or distribution to or for the benefit of Executive under this Agreement or under any other Company plan, contract or agreement would, but for the effect of this Section 7.16, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”), then, at the election of Executive, in the event that the after-tax value of all Payments (as defined below) to Executive (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Executive of the Safe Harbor Amount (as defined below), (1) the cash portions of the Payments payable to Executive under this Agreement shall be reduced, in the order in which they are due to be paid, until the Parachute Value (as defined below) of all Payments paid to Executive, in the aggregate, equals the Safe Harbor Amount, and (2) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Executive under any other plans shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to Executive, in the aggregate, equals the Safe Harbor Amount, and (3) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to Executive, in the aggregate, equals the Safe Harbor Amount.  As used herein, (x) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise, (y) “Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, and (z) “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.  All calculations under this section shall be made reasonably by the Company and the Company’s outside auditor at the Company’s expense and at the times reasonably requested by Executive.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Employment Agreement to be duly executed on the date and year first written above.

e.l.f. Cosmetics, Inc.

By: /s/ Tarang P. Amin	/s/ Erin Daley
Name: Tarang P. Amin	Erin Daley
Title: Chairman & CEO

e.l.f. Beauty, Inc.

By: /s/ Tarang P. Amin
Name: Tarang P. Amin
Title: Chairman & CEO

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